                                                                     EXHIBIT 5.1

                      [Letterhead of Dorsey & Whitney LLP]



                                 April 17, 2006

ATS Medical, Inc.
3905 Annapolis Lane
Suite 105
Minneapolis, Minnesota 55447

         Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to ATS Medical, Inc., a Minnesota corporation ("ATS Medical"), in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering up to 19,000,000 shares (the "Shares") of ATS Medical common stock, par value $.01 per share, that may be issued in connection with the merger (the "Merger") of Seabiscuit Acquisition Corp., a wholly owned subsidiary of ATS Medical (the "Merger Subsidiary"), with and into 3F Therapeutics, Inc., a Delaware corporation ("3F Therapeutics"), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of January 23, 2006 (the "Merger Agreement"), by and among ATS Medical, the Merger Subsidiary, 3F Therapeutics and Boyd C. Cox, the 3F Therapeutics stockholder representative, as described in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") constituting part of the Registration Statement.

         We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

         In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than ATS Medical, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of ATS Medical and of public officials.

         Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

         Our opinions expressed above are limited to the laws of the State of Minnesota. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to this firm under the heading "Legal Matters" in the Proxy Statement/Prospectus.

                                                Very truly yours,


                                                /s/ Dorsey & Whitney LLP